Exhibit 23.3

Consent

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to (i) all references to our firm included in or made a part of the Kerr-McGee Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 11, 2005 (“Form 10-K”) and (ii) the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-66436, 333-66438, 333-66440, 333-66442, 333-89558, 333-41008, 333-41006, 333-41000, 333-39222, 333-92865, 333-05999, 33-50949, 33-24274 and 333-116950) and Form S-3 (File Nos. 333-81720, 333-115935 and 333-68136) of Kerr-McGee Corporation of such references in the Form 10-K.

/s/ Ryder Scott Company, L.P. RYDER SCOTT COMPANY, L.P.

March 10, 2005